Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522
(301) 986-6200

Saul Centers, Inc. Reports Fourth Quarter 2024 Earnings
February 28, 2025, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (“REIT”), announced operating results for the quarter ended December 31, 2024 (“2024 Quarter”). Total revenue for the 2024 Quarter increased to $67.9 million from $66.7 million for the quarter ended December 31, 2023 (“2023 Quarter”). Net income decreased to $10.4 million for the 2024 Quarter from $17.5 million for the 2023 Quarter. On October 1, 2024, the Company delivered Twinbrook Quarter Phase 1, comprised of 452 apartment units, an 80,000 square foot Wegmans supermarket and approximately 25,000 square feet of small shop space adjacent to the Twinbrook Metro Station in Rockville, Maryland. As of February 24, 2025, 202 residential units have been leased and occupied.

Concurrent with the delivery of Twinbrook Quarter Phase 1 on October 1, 2024, interest, real estate taxes and all other costs associated with the residential portion of the property and Wegmans, including depreciation, began to be charged to expense, while revenue continues to grow as occupancy increases. As a result, compared to the 2023 Quarter, net income for the 2024 Quarter was adversely impacted by $6.8 million due to the initial operations of The Milton at Twinbrook Quarter. Exclusive of Twinbrook Quarter Phase I, net income for the 2024 Quarter decreased primarily due to (a) lower lease termination fees of $2.4 million partially offset by (b) higher commercial base rent of $2.3 million. Net income available to common stockholders decreased to $5.3 million, or $0.22 per basic and diluted share, for the 2024 Quarter from $10.4 million, or $0.43 per basic and diluted share, for the 2023 Quarter.

Same property revenue decreased $564,000, or 0.8%, and same property operating income decreased $1.2 million, or 2.5%, for the 2024 Quarter compared to the 2023 Quarter. Shopping Center same property operating income for the 2024 Quarter totaled $35.3 million, a decrease of $1.8 million compared to the 2023 Quarter. Shopping Center same property operating income decreased primarily due to (a) lower lease termination fees of $2.6 million partially offset by (b) higher commercial base rent of $1.1 million. Mixed-Use same property operating income totaled $12.9 million, an increase of $0.6 million compared to the 2023 Quarter. Mixed-Use same property operating income increased primarily due to higher residential base rent of $0.5 million. One property, Twinbrook Quarter Phase 1, was excluded from same property results. Reconciliations of (a) total revenue to same property revenue and (b) net income to same property operating income are attached to this press release.

Same property revenue and same property operating income are non-GAAP financial measures of performance and improve the comparability of these measures by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. We define same property revenue as total revenue less straight-line base rent and above/below market lease amortization of leases acquired in connection with purchased real estate investment properties minus the revenue of properties not in operation for the entirety of the comparable reporting periods, and we define same property operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of deferred leasing costs, (c) general and administrative expenses, (d) change in fair value of derivatives, and (e) loss on the early extinguishment of debt minus (f) gains on sale of property (g) straight-line base rent and above/below market lease amortization of leases acquired in connection with purchased real estate investment properties and (h) the operating income of properties that were not in operation for the entirety of the comparable periods.

Funds from operations (“FFO”) available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) decreased to $22.0 million, or $0.63 per basic and diluted share, in the 2024 Quarter compared to $26.9 million, or $0.79 per basic and diluted share, respectively, in the 2023 Quarter. FFO is a non-GAAP supplemental earnings measure that the Company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release. The decrease in FFO available to common stockholders and noncontrolling interests was primarily due to (a) the initial operations of Twinbrook Quarter Phase I, which adversely impacted FFO by $4.7 million and (b) lower lease termination fees of $2.4 million partially offset by (c) higher commercial base rent of $2.3 million.

www.SaulCenters.com

As of December 31, 2024, 95.2% of the commercial portfolio was leased compared to 94.1% as of December 31, 2023. As of December 31, 2024, excluding The Milton at Twinbrook Quarter, the residential portfolio was 98.3% leased compared to 98.0% as of December 31, 2023.

For the year ended December 31, 2024 (“2024 Period”), total revenue increased to $268.8 million from $257.2 million for the year ended December 31, 2023 (“2023 Period”). Net income decreased to $67.7 million for the 2024 Period from $69.0 million for the 2023 Period. The decrease in net income was primarily due to (a) the initial operations of Twinbrook Quarter Phase I, which adversely impacted net income by $7.1 million, (b) higher general and administrative costs of $1.2 million and (c) higher credit losses on operating lease receivables of $0.8 million partially offset by (d) higher commercial base rent of $6.4 million and (e) higher residential base rent of $1.3 million. Net income available to common stockholders decreased to $39.5 million, or $1.64 and $1.63 per basic and diluted share, respectively, for the 2024 Period compared to $41.5 million, or $1.73 per basic and diluted share, for the 2023 Period.

Same property revenue increased $10.0 million, or 3.9%, and same property operating income increased $6.3 million, or 3.3%, for the 2024 Period compared to the 2023 Period. Shopping Center same property operating income increased by $4.6 million to $144.7 million primarily due to higher base rent of $4.5 million. Mixed-Use same property operating income increased by $1.6 million to $51.0 million primarily due to (a) higher commercial base rent of $1.0 million and (b) higher residential base rent of $1.3 million partially offset by (c) lower parking income, net of expenses, of $0.5 million. One property, Twinbrook Quarter Phase I, was excluded from same property results.

FFO available to common stockholders and noncontrolling interests, after deducting preferred stock dividends, increased to $106.8 million, or $3.10 and $3.09 per basic and diluted share, respectively, in the 2024 Period from $106.3 million, or $3.17 and $3.12 per basic and diluted share, respectively, in the 2023 Period. FFO available to common stockholders and noncontrolling interests increased primarily due to (a) higher commercial base rent of $6.4 million and (b) higher residential rent of $1.3 million partially offset by (c) the initial operations of Twinbrook Quarter Phase I, which adversely impacted FFO by $5.0 million, (d) higher general and administrative costs of $1.2 million and (e) higher credit losses on operating lease receivables of $0.8 million.

Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 62 properties, which includes (a) 50 community and neighborhood shopping centers and eight mixed-use properties with approximately 10.2 million square feet of leasable area and (b) four non-operating land and development properties. Over 85% of the Saul Centers’ property operating income is generated by properties in the metropolitan Washington, D.C./Baltimore area.

Contact:    Carlos L. Heard
(301) 986-7737

www.SaulCenters.com

Safe Harbor Statement

Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2024 and include the following: (i) the ability of our tenants to pay rent, (ii) our reliance on shopping center “anchor” tenants and other significant tenants, (iii) our substantial relationships with members of the B. F. Saul Company and certain other affiliated entities, each of which is controlled by B. Francis Saul II and his family members, (iv) risks of financing, such as increases in interest rates, restrictions imposed by our debt, our ability to meet existing financial covenants and our ability to consummate planned and additional financings on acceptable terms, (v) our development activities, (vi) our access to additional capital, (vii) our ability to successfully complete additional acquisitions, developments or redevelopments, or if they are consummated, whether such acquisitions, developments or redevelopments perform as expected, (viii) adverse trends in the retail, office and residential real estate sectors, (ix) risks relating to cybersecurity, including disruption to our business and operations and exposure to liabilities from tenants, employees, capital providers, and other third parties, (x) risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies, the relative illiquidity of real estate and environmental risks, and (xi) risks related to our status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to our status as a REIT, the effect of future changes to REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2024.

www.SaulCenters.com

Saul Centers, Inc.
Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)	December 31, 2024	December 31, 2023
Assets
Real estate investments
Land	$562,047	$511,529
Buildings and equipment	1,903,907	1,595,023
Construction in progress	326,193	514,553
	2,792,147	2,621,105
Accumulated depreciation	(767,842)	(729,470)
Total real estate investments, net	2,024,305	1,891,635
Cash and cash equivalents	10,299	8,407
Accounts receivable and accrued income, net	50,949	56,032
Deferred leasing costs, net	25,907	23,728
Other assets	14,944	14,335
Total assets	$2,126,404	$1,994,137
Liabilities
Mortgage notes payable, net	$1,047,832	$935,451
Revolving credit facility payable, net	186,489	274,715
Term loan facility payable, net	99,679	99,530
Construction loans payable, net	198,616	77,305
Accounts payable, accrued expenses and other liabilities	46,162	57,022
Deferred income	23,033	22,748
Dividends and distributions payable	23,469	22,937
Total liabilities	1,625,280	1,489,708
Equity
Preferred stock, 1,000,000 shares authorized:
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Series E Cumulative Redeemable, 44,000 shares issued and outstanding	110,000	110,000
Common stock, $0.01 par value, 50,000,000 and 40,000,000 shares authorized, respectively, 24,302,576 and 24,082,887 shares issued and outstanding, respectively	243	241
Additional paid-in capital	454,086	449,959
Distributions in excess of accumulated earnings	(306,541)	(288,825)
Accumulated other comprehensive income	2,966	2,014
Total Saul Centers, Inc. equity	335,754	348,389
Noncontrolling interests	165,370	156,040
Total equity	501,124	504,429
Total liabilities and equity	$2,126,404	$1,994,137

www.SaulCenters.com

Saul Centers, Inc.
Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share amounts)	2024	2023	2024	2023
Revenues
Rental revenue	$66,634	$62,858	$261,178	$249,057
Other	1,290	3,825	7,669	8,150
Total revenue	67,924	66,683	268,847	257,207
Expenses
Property operating expenses	11,407	9,987	41,719	37,489
Real estate taxes	7,490	7,061	30,342	29,650
Interest expense, net and amortization of deferred debt costs	16,768	12,635	53,696	49,153
Depreciation and amortization of deferred leasing costs	14,400	12,203	50,502	48,430
General and administrative	7,501	7,334	25,066	23,459
Total expenses	57,566	49,220	201,325	188,181
Gain on disposition of property	—	—	181	—
Net income	10,358	17,463	67,703	69,026
Noncontrolling interests
Income attributable to noncontrolling interests	(2,268)	(4,257)	(17,054)	(16,337)
Net income attributable to Saul Centers, Inc.	8,090	13,206	50,649	52,689
Preferred stock dividends	(2,799)	(2,799)	(11,194)	(11,194)
Net income available to common stockholders	$5,291	$10,407	$39,455	$41,495
Per share net income available to common stockholders
Basic:	$0.22	$0.43	$1.64	$1.73
Diluted:	$0.22	$0.43	$1.63	$1.73

www.SaulCenters.com

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share amounts)	2024	2023	2024	2023
Net income	$10,358	$17,463	$67,703	$69,026
Subtract:
Gain on disposition of property	—	—	(181)	—
Add:
Real estate depreciation and amortization	14,400	12,203	50,502	48,430
FFO	24,758	29,666	118,024	117,456
Subtract:
Preferred stock dividends	(2,799)	(2,799)	(11,194)	(11,194)
FFO available to common stockholders and noncontrolling interests	$21,959	$26,867	$106,830	$106,262
Weighted average shares and units:
Basic	34,624	33,876	34,508	33,474
Diluted (2)	34,668	34,115	34,526	34,066
Basic FFO per share available to common stockholders and noncontrolling interests	$0.63	$0.79	$3.10	$3.17
Diluted FFO per share available to common stockholders and noncontrolling interests	$0.63	$0.79	$3.09	$3.12

(1)The National Association of Real Estate Investment Trusts (“Nareit”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on real estate assets and gains or losses from real estate dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

(2)Beginning March 5, 2021, fully diluted shares and units includes 1,416,071 limited partnership units that were held in escrow related to the contribution of Twinbrook Quarter by 1592 Rockville Pike. Half of the units held in escrow were released on October 18, 2021. The remaining units held in escrow were released on October 18, 2023.

www.SaulCenters.com

Reconciliation of revenue to same property revenue (1)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2024	2023	2024	2023
Total revenue	$67,924	$66,683	$268,847	$257,207
Revenue adjustments (2)	7,279	(210)	6,979	(666)
Acquisitions, dispositions and development properties	(9,294)	—	(9,294)	—
Total same property revenue	$65,909	$66,473	$266,532	$256,541

Shopping Centers	$45,828	$46,987	$186,205	$178,547
Mixed-Use properties	20,081	19,486	80,327	77,994
Total same property revenue	$65,909	$66,473	$266,532	$256,541

Total Shopping Center revenue	$45,828	$46,987	$186,205	$178,547
Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center revenue	$45,828	$46,987	$186,205	$178,547

Total Mixed-Use property revenue	$29,375	$19,486	$89,621	$77,994
Mixed-Use acquisitions, dispositions and development properties	(9,294)	—	(9,294)	—
Total same Mixed-Use revenue	$20,081	$19,486	$80,327	$77,994

(1)Same property revenue is a non-GAAP financial measure of performance and improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property revenue adjusts property revenue by subtracting the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated by operating the Company’s properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company’s same property revenue may not be comparable to those of other REITs.

(2)Revenue adjustments are straight-line base rent and above/below market lease amortization.

Mixed-Use same property revenue is composed of the following:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2024	2023	2024	2023
Office mixed-use properties (1)	$9,770	$9,707	$39,839	$38,831
Residential mixed-use properties (residential activity) (2)	9,181	8,704	35,994	34,770
Residential mixed-use properties (retail activity) (3)	1,130	1,075	4,494	4,393
Total Mixed-Use same property revenue	$20,081	$19,486	$80,327	$77,994

(1)Includes Avenel Business Park, Clarendon Center – North and South Blocks, 601 Pennsylvania Avenue and Washington Square
(2)Includes Clarendon South Block, The Waycroft and Park Van Ness
(3)Includes The Waycroft and Park Van Ness

www.SaulCenters.com

Reconciliation of net income to same property operating income (1)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2024	2023	2024	2023
Net income	$10,358	$17,463	$67,703	$69,026
Interest expense, net and amortization of deferred debt costs	16,768	12,635	53,696	49,153
Depreciation and amortization of deferred leasing costs	14,400	12,203	50,502	48,430
General and administrative	7,501	7,334	25,066	23,459
Gain on disposition of property	—	—	(181)	—
Revenue adjustments (2)	7,279	(210)	6,979	(666)
Total property operating income	56,306	49,425	203,765	189,402
Acquisitions, dispositions, and development properties	(8,108)	—	(8,108)	—
Total same property operating income	$48,198	$49,425	$195,657	$189,402

Shopping Centers	$35,339	$37,170	$144,699	$140,062
Mixed-Use properties	12,859	12,255	50,958	49,340
Total same property operating income	$48,198	$49,425	$195,657	$189,402

Shopping Center operating income	$35,339	$37,170	$144,699	$140,062
Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center operating income	$35,339	$37,170	$144,699	$140,062

Mixed-Use property operating income	$20,967	$12,255	$59,066	$49,340
Mixed-Use acquisitions, dispositions and development properties	(8,108)	—	(8,108)	—
Total same Mixed-Use property operating income	$12,859	$12,255	$50,958	$49,340

(1)Same property operating income is a non-GAAP financial measure of performance and improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property operating income adjusts property operating income by subtracting the results of properties that were not in operation for the entirety of the comparable periods. Same property operating income is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property operating income should not be considered as an alternative to property operating income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from property operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property operating income. Accordingly, same property operating income may not be comparable to those of other REITs.

(2)Revenue adjustments are straight-line base rent and above/below market lease amortization.

Mixed-Use same property operating income is composed of the following:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2024	2023	2024	2023
Office mixed-use properties (1)	$6,399	$6,153	$25,701	$24,826
Residential mixed-use properties (residential activity) (2)	5,660	5,312	22,032	21,358
Residential mixed-use properties (retail activity) (3)	800	790	3,225	3,156
Total Mixed-Use same property revenue	$12,859	$12,255	$50,958	$49,340
(1)Includes Avenel Business Park, Clarendon Center – North and South Blocks, 601 Pennsylvania Avenue and Washington Square
(2)Includes Clarendon South Block, The Waycroft and Park Van Ness
(3)Includes The Waycroft and Park Van Ness

www.SaulCenters.com